UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2012

ONCOTHYREON INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 Fourth Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices, including zip code)

(206) 801-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2012, Oncothyreon Inc. (the “Company”), entered into a Sales Agreement (the “Sales Agreement”) with Cowen and Company, LLC (“Cowen”) to sell shares of the Company’s common stock, par value $0.0001 per share, having aggregate sales proceeds of $50,000,000, from time to time, through an “at the market” equity offering program under which Cowen will act as sales agent.

Under the Sales Agreement, the Company will set the parameters for the sale of shares, including the number of shares to be issued, the time period during which sales are requested to be made, limitation on the number of shares that may be sold in any one trading day and any minimum price below which sales may not be made. Subject to the terms and conditions of the Sales Agreement, Cowen may sell the shares by methods deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made (i) directly on The NASDAQ Global Market, (ii) on any other existing trading market for the common stock or (iii) to or through a market maker. In addition, with the Company’s prior written approval, Cowen may also sell shares by any other method permitted by law, including in privately negotiated transactions. Cowen will use commercially reasonable efforts in conducting such sales activities consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of The NASDAQ Stock Market, Inc. The Sales Agreement may be terminated by the Company upon prior notice to Cowen or by Cowen for any reason upon 10 days notice to the Company, or at any time under certain circumstances, including but not limited to the occurrence of a material adverse change in the Company. Under the terms of the Sales Agreement, the Company may also sell shares to Cowen acting as principal for Cowen’s own account at prices agreed upon at the time of sale.

The Sales Agreement provides that Cowen will be entitled to compensation for its services that will not exceed, but may be lower than, 3.0% of the gross sales price per share of all shares sold through Cowen under the Sales Agreement. The Company has no obligation to sell any shares under the Sales Agreement, and may at any time suspend solicitation and offers under the Sales Agreement.

The shares will be issued pursuant to the Company’s shelf registration statement on Form S–3 (File No. 333-178726). The Company filed a prospectus supplement (the “Prospectus Supplement”), dated February 3, 2012, with the Securities and Exchange Commission in connection with the offer and sale of the shares pursuant to the Sales Agreement.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation relating to the shares of common stock being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the entry into the Sales Agreement, the Company determined that it would terminate the Common Stock Purchase Agreement (the “Equity Line Facility”), dated as of July 6, 2010, by and between the Company and Small Cap Biotech Value, Ltd. (“SCBV”) pursuant to which the Company had been entitled to cause SCBV to purchase up to $20.0 million of the Company’s shares of common stock over a 24-month period. Termination of the Equity Line Facility was effective as of February 3, 2012.

As a result of the termination of the Equity Line Facility, the engagement letter agreement, dated as of July 6, 2010, by and between the Company and Reedland Capital Partners, an Institutional Division of Financial West Group, member FINRA/SIPC (“Reedland”) was automatically terminated. Pursuant to the engagement letter agreement, Reedland served as the Company’s placement agent in connection with the Equity Line Facility and the Company paid Reedland, upon each sale of the Company’s common stock to SCBV under the Equity Line Facility, a fee equal to 1.0% of the aggregate dollar amount of common stock purchased by SCBV upon settlement of each such sale.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Sales Agreement, dated as of February 3, 2012, between Oncothyreon Inc. and Cowen and Company, LLC.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.

By:	/s/ Robert L. Kirkman, M.D.
Robert L. Kirkman, M.D.
President and Chief Executive Officer

Date: February 3, 2012

EXHIBIT INDEX

Exhibit Number	Description

1.1	Sales Agreement, dated as of February 3, 2012, between Oncothyreon Inc. and Cowen and Company, LLC.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).